FORM OF AMENDMENT TO
                              SUBADVISORY AGREEMENT
                        Templeton Global Investment Trust
       (on behalf of Franklin Templeton Non-U.S. Dynamic Core Equity Fund)

     This Amendment dated as of              , is to the Subadvisory Agreement
made as of the 25th day of February, 2003 (the "Agreement") by and between Franklin Templeton Asset Strategies, LLC, a U.S. registered investment adviser and Delaware limited liability company (the "Manager") and Templeton Investment Counsel, LLC, a U.S. registered investment adviser and Delaware limited liability company (the "Subadvisor").

                                   WITNESSETH:

     WHEREAS, both the Manager and the Subadvisor wish to amend the Agreement;

     WHEREAS, the Manager merged into FRANKLIN TEMPLETON ALTERNATIVE STRATEGIES, INC., a Delaware corporation, a successor entity, on April 30, 2003;

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     1. The Manager's name is henceforth to be known as "Franklin Templeton Alternative Strategies, Inc."

     2. All references to the Manager being a "Delaware limited liability company" in the Agreement are hereby changed to a "Delaware corporation."

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                               FRANKLIN TEMPLETON ALTERNATIVE STRATEGIES, INC.


                               By:__________________________________
                                  Jimmy D. Gambill
                                  Vice President


                               TEMPLETON INVESTMENT COUNSEL, LLC


                               By:__________________________________
                                  Gregory E. McGowan
                                  Executive Vice President